Stradley Ronon Stevens & Young, LLP 1220 19th Street, NW, Suit 600 Washington, DC 20036 Telephone: (202) 822-9611 Fax: (202) 822-0140

April 26, 2004

Board of Trustees
Montana Tax-Free Fund, Inc.
1 Main Street North
Minot, ND  58703

Re:       Legal Opinion - Securities Act of 1933

Ladies and Gentlemen:

We have examined the Articles of Incorporation (the “Articles”) of Montana Tax-Free Fund, Inc. (the “Fund”), a corporation organized under North Dakota law, and the Bylaws of the Fund, all as amended to date, and the various pertinent corporate proceedings we deem material.  We have also examined the Notification of Registration and the Registration Statement filed on behalf of the Fund under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the Securities Act of 1933, as amended (the “Securities Act”), all as amended to date, as well as other items we deem material to this opinion.

The Fund is authorized to issue a total of two hundred million shares of multiple share classes, with a par value of $.001 per share.  Shares are fully paid and nonassessable when issued, are redeemable and freely transferable.  Cumulative voting, a form of proportional representation, is permitted in the election of directors.  Under cumulative voting, a shareholder may cumulate votes either by casting for one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes represented by the shares entitled to vote or by distributing all of those votes on the same principle among any number of candidates.

The Fund has filed a registration statement under the Securities Act with the U.S. Securities and Exchange Commission, which registration statement is deemed to register an indefinite number of shares of the Fund pursuant to the provisions of Section 24(f) of the Investment Company Act.  You have further advised us that the Fund has filed, and each year hereafter will timely file, a Notice pursuant to Rule 24f-2 under the Investment Company Act perfecting the registration of the shares sold by the Fund during each fiscal year during which such registration of an indefinite number of shares remains in effect.

You have also informed us that the shares of the Fund, have been, and will continue to be, sold in accordance with the Fund’s usual method of distributing its registered shares, under which prospectuses are made available for delivery to offerees and purchasers of such shares in accordance with Section 5(b) of the Securities Act.

Based upon the foregoing information and examination, so long as the Fund remains a valid and subsisting entity under the laws of its state of organization, and the registration of an indefinite number of shares of the Fund remains effective, the authorized shares of the Fund when issued for the consideration set by the Board of Directors pursuant to the Articles, and subject to compliance with Rule 24f-2, will be legally outstanding, fully-paid, and non-assessable shares, and the holders of such shares will have all the rights provided for with respect to such holding by the Articles and the laws of the State of North Dakota.

We hereby consent to the use of this opinion, in lieu of any other, as an exhibit to the Registration Statement of the Fund, along with any amendments thereto, covering the registration of the shares of the Fund under the Securities Act and the applications, registration statements or notice filings, and amendments thereto, filed in accordance with the securities laws of the several states in which shares of the Fund are offered, and we further consent to reference in the registration statement of the Fund to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

STRADLEY, RONON, STEVENS & YOUNG, LLP

BY:  /s/ Bibb L. Strench

Bibb L. Strench, a Partner

Cc:       Robert E. Walstad

            President